FOR IMMEDIATE RELEASE
CONTACT:
Kevin Barnett
(614) 870-5603

CORE MOLDING TECHNOLOGIES REPORTS RESULTS FOR THE SECOND
QUARTER ENDED JUNE 30, 2013

COLUMBUS, Ohio - August 12, 2013 - Core Molding Technologies, Inc. (NYSE Amex: CMT) today announced results for the second quarter ended June 30, 2013.

Net income for the second quarter ended June 30, 2013 was $1,589,000, or $0.22 per basic and $0.21 per diluted share, compared with $2,341,000, or $0.33 per basic and $0.32 per diluted share in the second quarter of 2012. Total net sales for the second quarter were $34,681,000, compared with $44,544,000 in the same quarter of 2012. Product sales totaled $32,146,000, decreasing 22% from $41,209,000 for the second quarter of 2012. The decrease in sales was primarily due to lower demand from North American heavy and medium-duty truck customers.

For the first six months of 2013, net income was $3,270,000 or $0.46 per basic and $0.44 per diluted share, compared with net income of $4,976,000, or $0.70 per basic and $0.67 per diluted share, for the same period of 2012. Total net sales for the first six months of 2013 were $69,043,000, compared with $89,073,000 for the same period of 2012. Product sales decreased 24%, to $65,004,000 through six months of 2013 compared to $85,540,000 for the same period in 2012.

Product sales for the second quarter 2013 have continued at similar levels achieved since the third quarter 2012 following a contraction in overall demand for North American heavy and medium duty trucks. Looking forward, the Company remains encouraged by recent truck industry analysts' forecasts for 2014, which project production levels to be well above the levels estimated for 2013. For the second half of 2013, industry analysts and several of the Company's customers are expecting an increase in truck production rates as compared to the first half of 2013.

"We continue to achieve solid results as we anticipate a return to higher sales levels," said Kevin L. Barnett, President and Chief Executive Officer. "We are also encouraged by our opportunities with both existing and new customers along with our progress in the development of new materials," Barnett continued.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced plastics. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers liquid molding of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies' sales revenues; efforts of Core Molding Technologies to expand its customer base; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies' suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2012 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	6/30/2013	6/30/2012	6/30/2013	6/30/2012

Product Sales	$32,146	$41,209	$65,004	$85,540
Tooling Sales	2,535	3,335	4,039	3,533
Net Sales	34,681	44,544	69,043	89,073
Cost of Sales	28,692	37,518	57,164	74,416
Gross Margin	5,989	7,026	11,879	14,657
Selling, General and Admin. Expense	3,489	3,587	6,762	7,200
Operating Income	2,500	3,439	5,117	7,457
Interest Expense - Net	49	16	138	125
Income before Taxes	2,451	3,423	4,979	7,332
Income Tax Expense	862	1,082	1,709	2,356
Net Income	$1,589	$2,341	$3,270	$4,976
Net Income per Common Share
Basic	$0.22	$0.33	$0.46	$0.70
Diluted	$0.21	$0.32	$0.44	$0.67
Weighted Average Shares Outstanding
Basic	7,169	7,086	7,150	7,077
Diluted	7,427	7,360	7,406	7,378

Condensed Consolidated Balance Sheets
(in thousands)
	As of
	6/30/2013	As of
	(Unaudited)	12/31/2012
Assets:
Cash	$5,325	$7,838
Accounts Receivable	16,116	14,623
Inventories	8,720	9,965
Other Current Assets	4,559	5,300
Property, Plant & Equipment - Net	54,410	51,558
Deferred Tax Asset - Net	1,500	1,466
Other Assets	1,097	1,099
Total Assets	$91,727	$91,849

Liabilities and Stockholders' Equity:
Current Portion of Long-term Debt and Interest Rate Swaps	$3,402	$3,848
Accounts Payable	8,171	6,871
Compensation and Related Benefits	4,619	6,284
Accrued Liabilities and Other	1,018	1,019
Long-Term Debt and Interest Rate Swaps	3,341	5,842
Post Retirement Benefits Liability	9,876	9,987
Stockholders' Equity	61,300	57,998
Total Liabilities and Stockholders' Equity	$91,727	$91,849